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                                                                     Exhibit A

        John MacPherson ("Mr. MacPherson" or the "Trustee") is currently the trustee of each trust listed in the table below (the "Trusts"). As of March
30, 2001, CFD Trust No. 10 owned 150,000 shares of Cablevision NY Group Class A Common Stock, par value $.01 per share (the "Cablevision Class A Common Stock"), of Cablevision Systems Corporation, a Delaware corporation (the "Issuer"), and 75,000 shares of Rainbow Media Group Class A Common Stock, par value $.01 per share (the "Rainbow Media Group Class A Common Stock"), of the Issuer. In addition, as of March 30, 2001, the Trusts owned, in the aggregate, 6,880,296 shares of Cablevision NY Group Class B Common Stock, par value $.01 per share (the "Cablevision Class B Common Stock"), of the Issuer, and 3,440,148 shares of Rainbow Media Group Class B Common Stock, par value $.01 per share (the "Rainbow Media Group Class B Common Stock"), of the Issuer. Cablevision Class B Common Stock is convertible at the option of the holder share for share into Cablevision Class A Common Stock and Rainbow Media Group Class B Common Stock is convertible at the option of the holder share for share into Rainbow Media Group Class A Common Stock. Mr. MacPherson does not have an economic interest in any such shares, but, as the Trustee of the Trusts, does have the power to vote and dispose of such shares. Under certain rules of the Securities and Exchange Commission, so long as Mr. MacPherson retains such powers, he is deemed to have beneficial ownership thereof for purposes of
Schedule 13G reporting. Also, as of March 30, 2001, Mr. MacPherson and his wife, Dorothy MacPherson, owned directly 16,100 shares of Cablevision Class A Common Stock and 8,050 shares of Rainbow Media Group Class A Common Stock.

               The following table lists each Trust's name and its current beneficiary:

Name of Trust                                      Current Beneficiary
-------------                                      -------------------
CFD Trust No.  1                                   Kathleen Dolan

CFD Trust No.  2                                   Deborah Dolan

CFD Trust No.  3                                   Marianne Dolan

CFD Trust No.  4                                   Patrick Dolan

CFD Trust No.  5                                   Thomas Dolan

CFD Trust No.  6                                   James Dolan

CFD Trust No. 10                                   Marie Atwood

CFD Trust No. 1 - CFD Trust No. 6
---------------------------------

        For each of CFD Trust No. 1, CFD Trust No. 2, CFD Trust No. 3, CFD Trust No. 4, CFD Trust No. 5 and CFD Trust No. 6 (collectively, "CFD
Trusts 1-6"), distributions of income and principal can be made in the Trustee's discretion to the person shown as the current beneficiary of each CFD Trust 1-6 in the above table (the "Current Beneficiary"). The Current Beneficiary has a power during his or her life to appoint all or part of the relevant CFD Trust 1-6 to or for the benefit of one or more of the Current Beneficiary's descendants. Upon the death of the Current Beneficiary, the

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relevant CFD Trust 1-6, if not previously terminated, will pass as appointed by the Current Beneficiary to or for the benefit of one or more of the Current Beneficiary's descendants. Any unappointed portion of such Trust will pass, in further trust, per stirpes to the Current Beneficiary's then living descendants, or if none, per stirpes to the then living descendants of Charles
F. Dolan, or if none, among the heirs-at-law of Charles F. Dolan.

CFD Trust No. 10

        For CFD Trust No. 10, distributions of income and principal can be made in the Trustee's discretion to Marie Atwood (the "Current Beneficiary"). The Current Beneficiary has a power during her life to appoint all or part of CFD Trust No. 10 to or for the benefit of one or more of her descendants.
Upon the death of the Current Beneficiary, CFD Trust No. 10, if not previously terminated, will pass as appointed by the Current Beneficiary to or for the benefit of one or more of her descendants. Any unappointed portion of CFD Trust No. 10 will pass, in further trust, per stirpes to the Current Beneficiary's then living descendants, or if none, among the Current Beneficiary's heirs-at-law. The spouse of the Current Beneficiary, if he survives the Current Beneficiary, has a power during his life and upon his death to appoint all or part of any such continuing trusts to or for the benefit of one or more of the Current Beneficiary's descendants.

Beneficial Ownership of the Beneficiaries

        No individual beneficiary of any Trust can be said to have a present beneficial interest in any Trust of greater than five percent of the Cablevision Class A Common Stock or the Rainbow Media Group Class A Common Stock because the Trustee has the sole discretion to distribute or accumulate the income from a Trust and the sole discretion to distribute the principal of a Trust to the Current Beneficiary.




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